Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Natural Gas Services Group, Inc.
Midland, Texas

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-147311 and No. 333-110954), and the registration statements (No. 333-119502 and No. 333-122687) on Form S-3, of Natural Gas Services Group, Inc. of our report dated March 5, 2008, with respect to the consolidated balance sheets of Natural Gas Services Group, Inc. and Subsidiary as of December 31, 2006 and December 31, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005, 2006 and 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of Natural Gas Services Group, Inc.

/s/ Hein & Associates LLP

Dallas, Texas
March 5, 2008